Exhibit 99

Report of Independent Registered Public Accounting Firm on XBRL-Related Documents

To the Board of Directors and Shareowners
of United Technologies Corporation:

We have examined the accompanying XBRL-Related Documents of United Technologies Corporation (the “Corporation”), presented as Exhibit 100 to the Corporation’s Current Report on Form 8-K, which reflect the data included in Part II, Items 5, 6, 7, 7A, 8, 9, 9A and 9B and Exhibits 12, 31 and 32 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. The Corporation’s management is responsible for the XBRL-Related Documents. Our responsibility is to express an opinion based on our examination.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of operations, of cash flows and of changes in shareowners’ equity for the three years in the period ended December 31, 2005, management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005 and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and in our report dated February 9, 2006, we expressed unqualified opinions thereon. We were not engaged to and did not conduct an audit (or review) of the information contained in Part II, Items 5, 6, 7, 7A, 9, 9A, 9B and Exhibits 12, 31 and 32 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, the objective of which would have been the expression of an opinion (or limited assurance) on such aforementioned information. Accordingly, we do not express an opinion or any other assurance on such aforementioned information.

Our examination of the XBRL-Related Documents was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence supporting the XBRL-Related Documents. Our examination also included evaluating the XBRL-Related Documents for conformity with the applicable XBRL taxonomies and specifications and the content and format requirements of the Securities and Exchange Commission. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, the XBRL-Related Documents of United Technologies Corporation referred to above accurately reflect, in all material respects, the data included in Part II, Items 5, 6, 7, 7A, 8, 9, 9A and 9B and Exhibits 12, 31 and 32 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, in conformity with the US GAAP - Commercial and Industrial Taxonomy, US Financial Reporting - Management’s Discussion and Analysis Taxonomy, US Financial Reporting - Accountant’s Report Taxonomy, US Financial Reporting - SEC Certifications Taxonomy, extensions specific to United Technologies Corporation (as included in Exhibit EX-100.SCH), and the XBRL Specifications (Version 2.1).

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

December 6, 2006